EX-99.B(a)


                              THE PBHG FUNDS, INC.

                              ARTICLES OF AMENDMENT


     The PBHG Funds, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by changing the name of the "PBHG Enhanced Equity Fund" to the "PBHG Global Technology & Communications Fund".

     SECOND: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

     THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     FOURTH: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by one of its Vice Presidents and its corporate seal to be affixed and attested to by its Secretary on April__, 2000.

ATTEST:                              THE PBHG FUNDS, INC.


By: /s/ John M. Zerr                 By: /s/ Meghan M. Mahon
    ----------------                     --------------------------------------
    John M. Zerr                         Meghan M. Mahon
    Secretary                            Vice President and Assistant Secretary